EXHIBIT 21

ASSIGNMENT AND ASSUMPTION OF
LIMITED LIABILITY COMPANY INTEREST
IN
W2007/ACEP MANAGERS VOTECO, LLC

This Assignment and Assumption of Limited Liability Company Interest (Assignment), dated this 31st day of December, 2009, is made and entered into by and between Jonathan A. Langer (Assignor) and Alan Steven Kava (Assignee).

I.

Recitals

1.01           The Company.  Assignor is the owner of a membership interest in W2007/ACEP Managers Voteco, LLC, a Delaware limited liability company (Company), which was formed pursuant to the Certificate of Formation of the Company filed with the Delaware Secretary of State on April 24, 2007 (Articles).  Assignor's membership interest in the Company is subject to the Amended and Restated Limited Liability Company Agreement of the Company dated December 30, 2009 (Agreement). Except as otherwise stated herein, all capitalized terms herein shall have the meaning ascribed to them in the Agreement.

1.02           Assigned Interest.  Assignor desires to assign to Assignee, and Assignee desires to accept from Assignor, all of Assignor's rights, title, duties, obligations, and interest in and to his membership interest in the Company (Assigned Interest).

II.

Assignment

NOW, THEREFORE, in consideration of the mutual promises and agreements herein and other good and valuable consideration, the sufficiency and adequacy of which Assignor and Assignee acknowledge, Assignor and Assignee represent, warrant, and agree as follows.

2.01           Gaming Approval.  This Assignment is governed by the Nevada Gaming Control Act and shall not be effective for any purpose whatsoever until approved by the Nevada Gaming Commission.

2.02           Assignment and Assumption.  Effective on the date of the approval of this Assignment by the Nevada Gaming Commission, Assignor assigns, transfers, and conveys to Assignee, and Assignee accepts from Assignor, all of Assignor's rights, title, duties, obligations, and interest in and to the Assigned Interest.

2.03           Acceptance.  By his acceptance of the Assigned Interest, Assignee accepts and agrees to be bound by all of the terms and provisions of the Articles and the Agreement.

2.04           Representations by Assignor.  Assignor warrants and represents for the reliance and benefit of Assignee and the Company that Assignor is the owner of the Assigned Interest and that Assignor has not previously sold, assigned, transferred, or encumbered the Assigned Interest.

2.05           Representations by Assignor and Assignee.  Assignor and Assignee represent and warrant for the reliance and benefit of the Company that this Assignment is made in accordance with all applicable laws and regulations and that it complies with Article 7 of the Agreement.

III.

Miscellaneous

3.01           Applicable Law.  This Assignment shall be governed by and construed (both as to validity and performance) and enforced in accordance with the laws of the State of Nevada.

3.02           Attorneys' Fees.  In the event any party to this Assignment institutes an action or other proceeding to enforce any rights arising under this Assignment, the party prevailing in the action or other proceeding shall be paid all reasonable costs and attorneys' fees by the other party, the fees to be set by the court and not by a jury and to be included in any judgment entered in the proceeding.

3.03           Counterparts.  This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

3.04           Entire Agreement.  This Assignment is the sole expression of the parties' intent and expectations and contains all of the terms agreed upon by the parties with respect to the subject matter hereof, and there are no representations or understandings among the parties except as provided in this Assignment. This Assignment may not be amended or modified in any way except by a written amendment to this Assignment duly executed by all parties.

3.05           Further Assurances.  Each party to this Assignment agrees to execute any other and further statements of interest and holdings, designations, powers of attorney, and other instruments necessary to comply with any laws, rules, or regulations and to complete the transactions contemplated in this Assignment.

3.06           Headings.  The headings in this Assignment are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Assignment or any provision of this Assignment.

3.07           Successors and Assigns.  Each and all of the covenants, terms, provisions, and agreements contained in this Assignment shall be binding upon and inure to the benefit of the parties to this Assignment and, to the extent permitted by this Assignment and the Agreement, their respective heirs, legal representatives, successors, and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first-above written.

ASSIGNOR: /s/ Jonathan Langer
Jonathan Langer

ASSIGNEE: /s/ Alan Steven Kava
Alan Steven Kava

ACKNOWLEDGMENT AND CONSENT

The Company and the Managers, in reliance on the representations and warranties set forth in the foregoing Assignment, consent to the foregoing Assignment upon the terms and conditions set forth therein; provided, however, that Assignee shall be bound by the terms and conditions of the Operating Agreement of the Company.

DATED this 31st day of December, 2009.

COMPANY W2007/ACEP Managers Voteco, LLC a Delaware limited liability company
By: /s/ Steven Angel Name: Steven Angel Title: Manager